                                                                      Exhibit 11

                          CENTRAL SPRINKLER CORPORATION

                            EARNINGS PER COMMON SHARE

                                               Three                    Nine
                                           Months Ended            Months Ended
                                             July 31,                 July 31,
                                         1995        1994        1995          1994
                                         ----        ----        ----          ----
                                                 (Amounts in thousands,
                                                except per share amounts)
Income before cumulative effect
  of accounting change                  $ 2,389      $ 1,188     $ 5,760      $ 2,381

Cumulative effect of accounting
  change to SFAS No. 109-
  Income Taxes                             --           --          --            238
                                        -------      -------     -------      -------

Net income                              $ 2,389      $ 1,188     $ 5,760      $ 2,619
                                        =======      =======     =======      =======

Average number of common shares
  outstanding                             3,730        4,953       3,948        4,953

Adjustment to exclude average
  unallocated common shares in ESOP        (670)        --          (672)        --

Adjustment for assumed conversion
  of stock options                          228           38         146           60
                                        -------      -------     -------      -------

Average number of common shares           3,288        4,991       3,422        5,013
                                        =======      =======     =======      =======

Earnings per common share:

  Before cumulative effect of
  accounting change                     $   .73      $   .24     $  1.68      $   .47

  Cumulative effect of accounting
  change to SFAS No. 109-
  Income Taxes                             --           --          --            .05
                                        -------      -------     -------      -------

  After cumulative effect of
  accounting change                     $   .73      $   .24     $  1.68      $   .52
                                        =======      =======     =======      =======

Note: The total of the quarterly earnings per share may not equal the year-to-date earnings per share due to changes in the number of shares outstanding.

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